Exhibit 99.1

CHARLES & COLVARD REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE LISTING REQUIREMENT

Charles & Colvard, Ltd. Stock Trading at or Above $1.00 for Ten Consecutive Business Days

FOR IMMEDIATE RELEASE

RESEARCH TRIANGLE PARK, N.C. – December 1, 2020 – Charles & Colvard, Ltd. (Nasdaq: CTHR) (the “Company”), a globally recognized lab created gemstone company specializing in fine jewelry, announced today that it has regained compliance with Nasdaq’s minimum bid price continued listing requirement. A letter from the Nasdaq Listing Qualifications Department noted that as of November 27, 2020, the minimum bid price of the Company’s common stock was $1.00 per share or greater for the last 10 consecutive business days. Therefore, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

“Regaining compliance with Nasdaq is an important step forward for the business,” said Don O’Connell, President and CEO of Charles & Colvard. “We continue to work hard to elevate our brand and drive shareholder value. We’re pleased our progress is being recognized and remain diligent in our efforts to execute on our new initiatives, build brand equity and drive positive results.”

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (Nasdaq: CTHR) believes fine jewelry can be accessible, beautiful and conscientious. Charles & Colvard is the original pioneer of lab-created moissanite, a rare gemstone formed from silicon carbide. The Company brings revolutionary gemstones and jewelry to market through its pinnacle Forever OneTM moissanite brand and its newly introduced CaydiaTM lab grown diamond brand. Consumers seek Charles & Colvard fashion, bridal and fine jewelry because of its exceptional quality, incredible value and shared beliefs in environmental and social responsibility. Charles & Colvard was founded in 1995 and is based in North Carolina's Research Triangle Park. For more information, please visit www.charlesandcolvard.com.

Contacts:

Clint J. Pete, Chief Financial Officer, 919-468-0399, cpete@charlesandcolvard.com